Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of the 1st day of April, 2018 (“Effective Date”), between Hudson Global, Inc. (“Company”) and Stephen A. Nolan (“Consultant”). By executing this Agreement, Company and Consultant agree to be bound by the terms and conditions set forth below.

1.         Consulting Services. From April 1, 2018 through June 30, 2018 (the “Consulting Term”), Consultant will make himself reasonably available to assist the Chief Executive Officer during the transition (the “Services”). The Company and Consultant anticipate that the transition and customer related assistance will be substantially complete by the end of April 2018, and that after such date through the end of the Consulting Term Consultant will remain available by telephone for adhoc requests. In such role, Consultant will report to the Chief Executive Officer of the Company.

2.         Independent Contractor. The parties intend and agree that Consultant will act during the Consulting Term as an independent contractor and shall not be deemed an employee or agent of the Company for any purpose whatsoever in performance of the Services. Consultant shall have no right or authority to make or undertake any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name or on behalf of the Company.

3.         Payment. In consideration for the Services, the Company shall pay Consultant a consulting fee of US$135,000.00 (the “Consulting Fee”) for the Consulting Term. Such amount shall be paid in monthly installments, in the amount of US$45,000.00 each, at the end of each month during the Consulting Term. Consultant shall be solely responsible for any income taxes to which the Consulting Fee is subject. In addition, the Company shall pay (or promptly reimburse Consultant) for cell phone services during the Consulting Term and shall reimburse Consultant for pre-approved expenses incurred in the performance of the Services based upon applicable receipts.

4.         Termination. The Consulting Term will terminate prior to June 30, 2018 upon any of the following: (i) Consultant’s death, (ii) the Company’s notice to Consultant of termination of his Services due to Consultant’s breach of this Agreement, which notice shall provide written detail of the breach and give Consultant at least five (5) days to cure such breach prior to the termination becoming effective, or (iii) the Company’s notice to Consultant of termination of his Services due to the Company no longer requiring his Services. Upon termination of the Consulting Term under 4(i) or 4(ii), Consultant (or his estate, in the event of his death) will be entitled to receive the portion of the monthly installment payment for the period through the date the termination is effective, and thereafter shall not be entitled to receive any additional payments for the Services. Upon termination of the Consulting Agreement under 4(iii), Consultant will be entitled to receive any unpaid portion of the Consulting Fee.

5.         Work Product. Any work product of any type whatsoever, whether tangible or intangible, which Consultant invents, creates, discovers or otherwise produces in connection with this Agreement (“Work Product”) are works made for hire. In the event any Work Product is determined not to be a work made for hire, Consultant shall assign in perpetuity his entire right, title and interest in the Work Product to the Company, as directed.

6.         Company Information. At the end of the Consulting Term, Consultant represents and warrants that Consultant will, on or before such date, deliver to the Company the original and all copies of all documents, records, and property of any nature whatsoever which are in Consultant’s possession or control and which are the property of the Company or which relate to Confidential Information (as described below), or to the business activities, facilities, or customers of the Company, including any records (electronic or otherwise), documents or property created by Consultant.

7.         Confidentiality. Consultant agrees that during and for 12 months after the Consulting Term, Consultant shall maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and Consultant will not, directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for the benefit of Consultant or the benefit of any new employer or any other person or entity, or in any other manner that is detrimental to or inconsistent with any interest of the Company. Except as permitted in writing by the Company or as required by applicable law, Consultant agrees not to discuss this Agreement publicly.

8.         Miscellaneous. All notices and other communications in connection with this Agreement shall be in writing sent to the addresses set forth below. Nothing in this Agreement shall be construed as creating an agency, partnership, joint venture, employment or any other form of legal association between the parties, other than as explicitly set forth herein. This Agreement (i) constitutes the entire agreement between the parties with respect to the consulting services provided for herein and supersedes any previous oral or written agreements, arrangements or understandings relating thereto, (ii) shall be governed by the laws of the State of New York (other than the conflicts of laws provisions thereof), and each party consents to (and waives any objection to) the jurisdiction of and venue in the state and municipal courts located in the City of New York, New York and the United States District Court for the Southern District of New York (iii) may be amended, terminated or waived only in a writing signed by both parties, and (iv) may not be assigned or subcontracted, in whole or in part, directly or indirectly, by operation of law or otherwise, by Consultant. Any forbearance or delay on the part of either party in enforcing any provision of this Agreement or any of its rights hereunder shall not be construed as a waiver of such provision. If any provision of this Agreement is held unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable, and such holding shall not impair the validity, legality or enforceability of the remaining provisions.

	HUDSON GLOBAL, INC.	STEPHEN A. NOLAN
(Name of Consultant)

	/s/ Philip A. Skalski	/s/ Stephen A. Nolan
By:
	(sign here)	(sign here)

Name: Philip A. Skalski

Title: Corporate Counsel and Corporate Secretary

[Signature Page to April 1, 2018 Consulting Agreement]

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